BY-LAWS
OF
ASGI AGILITY INCOME FUND

ARTICLE I
Officers and Their Election

SECTION 1.  Officers.  The officers of the Trust shall be a President, a Treasurer, a Secretary, a Chief Compliance Officer, and such other officers or agents as the Board of Trustees may from time to time elect.  It shall not be necessary for any officer to be a Shareholder or Trustee of the Trust.

SECTION 2.  Election of Officers.  The President, Treasurer, Chief Compliance Officer and Secretary shall be chosen annually by the Board of Trustees.  Except for the offices of the President and Secretary, two or more offices may be held by a single person.  The officers shall hold office until their successors are chosen and qualified, and failure of the Board of Trustees not to make an annual election shall not affect an officer’s authority.

SECTION 3.  Resignations and Removals.  Any officer of the Trust may resign by filing a written resignation with the President or with the Board of Trustees or with the Secretary, which shall take effect on being so filed or at such time as may otherwise be specified therein.  The Board of Trustees may at any meeting, or by unanimous written consent, remove an officer with or without cause.

ARTICLE II
Powers and Duties of Officers

SECTION 1.  President.  In the absence of the Chairman of the Board of Trustees, the President shall preside at all meetings of the Shareholders.  Subject to the Board of Trustees and to any committees of the Board of Trustees, within their respective spheres, as provided by the Board of Trustees, he or she shall at all times exercise a general supervision and direction over the affairs of the Trust.  He shall have the power to employ attorneys and counsel for the Trust and to employ such subordinate officers, agents, clerks and employees as he may find necessary to transact the business of the Trust.  He shall also have the power to grant, issue, execute or sign such powers of attorney, proxies or other documents as may be deemed advisable or necessary in furtherance of the interests of the Trust.  The President shall have such other powers and duties as, from time to time, may be conferred upon or assigned to him by the Board of Trustees.

SECTION 2.  Treasurer.  The Treasurer shall be the principal financial and accounting officer of the Trust.  He or she shall deliver all funds and securities of the Trust that may come into his hands to such bank or trust company as the Board of Trustees shall employ.  He shall make annual reports in writing of the business conditions of the Trust, which reports shall be preserved upon its records, and he shall furnish such other reports regarding the business and condition as the Board of Trustees may from time to time require.  The Treasurer shall perform such duties additional to the foregoing as the Board of Trustees may from time to time designate.

SECTION 3.  Chief Compliance Officer.  The Chief Compliance Officer shall be responsible for administering the Trust’s policies and procedures, adopted in accordance with Rule 38a-1 under the Investment Company Act of 1940 (the “1940 Act”), or otherwise, to prevent violation of federal securities laws in connection with the Trust’s activities, and shall have such powers necessary to perform such duties. The Chief Compliance Officer shall also have such other powers and perform such other duties as are consistent with the administration of the Trust’s compliance policies and procedures and as shall from time to time be prescribed by the Board of Trustees, and subject to the oversight of the Trustees who are not “interested persons” as defined in the 1940 Act (collectively, the “Independent Trustees”).

SECTION 4.  Secretary.  The Secretary shall record in books kept for the purpose all votes and proceedings of the Board of Trustees and the Shareholders at their respective meetings.  He shall have custody of the seal, if any, of the Trust and shall perform such duties additional to the foregoing as the Board of Trustees may from time to time designate.

SECTION 5.  Other Officers.  Other officers elected by the Board of Trustees shall perform such duties as the Board of Trustees may from time to time designate.

SECTION 6.  Compensation.  The officers of the Trust may receive such reasonable compensation from the Trust for the performance of their duties as the Board of Trustees may from time to time determine, and, in the case of the Chief Compliance Officer, as the Independent Trustees may from time to time determine.

ARTICLE III
Amendments

These By-Laws may be amended at any meeting of the Board of Trustees by a vote of a majority of the Board of Trustees then in office or by unanimous written consent of the Board of Trustees.

Dated:  July 29, 2010